Exhibit 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Chief Financial Officer
(847) 330-1368

Robert Jaffe/Rob Whetstone
PondelWilkinson Inc.
(310) 279-5963

AMERICAN PHARMACEUTICAL PARTNERS REPORTS RECORD

QUARTERLY SALES AND EARNINGS; NET SALES INCREASE 37% TO

$123 MILLION, NET INCOME OF $0.30 PER SHARE

Fourth Quarter 2004 Highlights:

•	Record net sales of $122.6 million, a 37% increase over the 2003 fourth quarter

•	Net income increased 32% to a record $21.9 million, or $0.30 per diluted share

•	ABRAXANE™ related expenses totaled $9.4 million, or $0.08 per diluted share after tax

Fiscal 2004 Highlights:

•	Net sales increased 15% to $405.0 million

•	Net income, including $49.8 million ($0.42 per diluted share) of ABRAXANE™ related expenses, was $56.7 million, or $0.78 per diluted share

•	Excluding ABRAXANE™ related expenses and non-recurring items, pro forma 2004 net income was $1.19 per diluted share, compared with $1.06 in 2003 on this same basis

•	Company received 15 new product approvals

ABRAXANE™ Highlights:

•	NDA approved for filed indication on January 7, 2005

•	Product launched February 7, 2005

Conference call scheduled for 4:30 p.m. EST, Wednesday, February 16, 2005; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – February 16, 2005 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today reported record quarterly net sales of $122.6 million for the fourth quarter ended December 31, 2004, a 37% increase over net sales of $89.2 million in the 2003 fourth quarter. Fourth-quarter 2004 gross margin increased to 54.2% versus 51.6% in the year ago quarter. Fourth quarter sales and gross margin benefited from 2004 product launches, primarily carboplatin, and continued strength in the anti-infective and oncology product categories.

For the 2004 fourth quarter, ABRAXANE™ expenses totaled $9.4 million, or $0.08 per diluted share after applicable income taxes, compared to $5.5 million, or $0.05 per share, in the 2003 fourth quarter. Net income was $21.9 million, or $0.30 per diluted share, versus $16.5 million, or $0.23 per diluted share, in

American Pharmaceutical Partners, Inc.

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the 2003 fourth quarter. Pro forma net income, which excludes ABRAXANE related expenses, increased 37% to $27.6 million, or $0.38 per fully diluted share, compared with $20.1 million, or $0.28 per diluted share, in the comparable 2003 quarter.

Operating expenses were $31.2 million for the 2004 fourth quarter compared with $21.1 million in the prior year fourth quarter. Excluding ABRAXANE related expenses, operating expenses were 18% of net sales in both the current and prior year fourth quarters.

For the full year 2004, net sales increased 15% to $405.0 million from $351.3 million in 2003. Net income was $56.7 million, or $0.78 per diluted share, compared with $71.7 million, or $0.99 per diluted share, in the prior year. Pro forma net income, which excludes ABRAXANE related expenses and non-recurring items, was $87.0 million, or $1.19 per diluted share, versus $77.3 million, or $1.06 per diluted share, in 2003.

The company presents pro forma financial information, which excludes the impact of ABRAXANE and the non-recurring items, to clarify the operating results of the core injectable business. Refer to the enclosed table for a reconciliation of pro forma net income to GAAP net income.

“Record 2004 fourth quarter results were the crowning achievement in a year in which APP accomplished significant milestones and delivered strong financial performance,” said Patrick Soon-Shiong, M.D., APP’s executive chairman. “Last year, the company received 14 ANDA approvals and, with tobramycin powder, its first 505(b)(2) NDA approval, built its senior management team with industry veterans and bolstered its robust generic product pipeline. We also made excellent progress with our proprietary drug division, Abraxis Oncology, preparing for the launch of ABRAXANE in early 2005.”

“The combined opportunities for our base business and proprietary division are significant,” said Al Heller, APP’s president and chief executive officer. “We began shipping ABRAXANE last week and are excited to make this promising new drug available to patients. Our launch strategy builds on the foundation established in 2004 by focusing on getting wide distribution, educating our customers about the product and quickly getting ABRAXANE on hospital and clinic formularies. With regard to our base injectable business, we see the launch of additional products, the continued development of our pipeline and improving efficiencies as key drivers for the company’s ongoing growth and momentum.”

Cash and cash equivalents were $67.6 million and $58.6 million at December 31, 2004 and 2003, respectively. The company currently has approximately $78 million in cash on hand, no debt outstanding and $100 million available under its current, unsecured credit facility that can be increased to $150 million.

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American Pharmaceutical Partners, Inc.

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2005 Outlook — Forward Looking Information

The company outlook for 2005 is as follows:

•	Net sales in the core generic injectable business are expected to grow in the mid-teens. The 2005 net sales estimate for ABRAXANE is based on market data, customer studies and other research and is subject to the inherent difficulty in predicting demand for new products which require estimates as to end-user demand, the rate and timing of market penetration, competition and other market and reimbursement issues. Given these parameters, net sales for ABRAXANE™ are anticipated to be in the range of $125 million to $155 million in 2005. The company anticipates providing an update to this guidance as it gains greater clarity on market adoption of ABRAXANE;

•	Gross margin percentage, after any ABRAXANE profit sharing, is anticipated to be in the high 50’s range relative to net sales;

•	Expenses related to ABRAXANE are expected to approximate $40 million in the first six months of 2005, primarily reflecting significant ongoing launch activities and the expansion of manufacturing capabilities;

•	Operating expenses related to core business and corporate activities are anticipated to increase in line with core sales gains.

Conference Call Information and Forward-Looking Statements

On Wednesday, February 16, 2005, the company will host a conference call with interested parties beginning at 4:30 p.m. (EST) to review the results of operations for the fourth quarter ended December 31, 2004. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year shortly after the conclusion of the call.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. Abraxis Oncology, the proprietary division of APP, is devoted entirely to developing and promoting innovative, next-generation cancer therapies. For more information, visit APP’s website at www.appdrugs.com and www.abraxisoncology.com

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This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this press release, other than statements that are purely historical, are forward-looking statements. The words “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar expressions identify forward-looking statements. Forward-looking statements also include the assumptions underlying or relating to any forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the timing of and costs associated with the ongoing launch of ABRAXANE™, the market adoption and demand of ABRAXANE, that the actual results achieved in further Phase II and III trials for ABRAXANE may or may not be consistent with results achieved to date, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the Company’s Form 10-K for the year ended December 31, 2003 and other documents filed by the Company with the Securities and Exchange Commission.

The forward-looking statements in this press release reflect the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

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AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2004	2003	% Change	2004	2003	% Change
Net sales	$122,554	$89,200	37%	$405,010	$351,315	15%
Cost of sales	56,072	43,146	30%	189,301	159,938	18%

Gross profit	66,482	46,054	44%	215,709	191,377	13%

Percent to sales	54.2%	51.6%		53.3%	54.5%

Operating expenses:
Research and development	4,451	6,377		25,797	22,507
Selling, general and administrative	26,451	15,330		92,034	52,719
Milestone payment	—	—		10,000	—
Other	334	(562)		(1,007)	(622)

Total operating expenses	31,236	21,145	48%	126,824	74,604	70%

Percent to sales	25.5%	23.7%		31.3%	21.2%

Income from operations	35,246	24,909	41%	88,885	116,773	-24%

Percent to sales	28.8%	27.9%		21.9%	33.2%

Other income (expense), net	600	663		1,934	2,295
Loss on early extinguishment of credit facility	—	—		(1,986)	—

Income before income taxes	35,846	25,572	40%	88,833	119,068	-25%
Income tax expense	13,980	9,042		32,140	47,375

Net income	$21,866	$16,530	32%	$56,693	$71,693	-21%

Net income per share:
Basic	$0.31	$0.24		$0.81	$1.03

Diluted	$0.30	$0.23		$0.78	$0.99

Weighted - average common shares outstanding:
Basic	70,498	69,760		70,305	69,673

Diluted	73,156	72,856		73,147	72,745

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003

	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$67,629	$58,625
Accounts receivable, net	15,457	31,402
Inventory, net	151,035	110,384
Prepaid expenses and other	6,492	7,340
Deferred income taxes	12,825	7,948

Total current assets	253,438	215,699

Property, plant and equipment, net	106,410	77,340
Other assets	13,485	10,746

Total assets	$373,333	$303,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,247	$26,560
Accrued expenses	35,562	29,120

Total current liabilities	57,809	55,680

Long-term deferred income tax liability	2,833	2,044

Total liabilities	60,642	57,724

Stockholders’ Equity
Common stock	77	77
Additional paid-in capital	212,399	201,009
Amounts due from American BioScience, Inc.	(21,603)	(21,132)
Deferred stock-based compensation	(2,385)	(1,309)
Retained earnings	180,243	123,550
Accumulated other comprehensive income	234	140
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders’ equity	312,691	246,061

Total liabilities and stockholders’ equity	$373,333	$303,785

AMERICAN PHARMACEUTICAL PARTNERS, INC.

GAAP TO PRO FORMA NET INCOME RECONCILIATION

(unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Reported net income	$21,866	$16,530	$56,693	$71,693
Abraxane expenses (a)	9,406	5,525	39,774	9,364
Abraxane milestone payment (b)	—	—	10,000	—
Charge on early extinguishment of credit facility (c)	—	—	1,986	—
Income tax benefit (d)	(3,668)	(1,956)	(19,731)	(3,727)
Non-recurring investment tax credit (e)	—	—	(1,700)	—

Pro forma net income	$27,604	$20,099	$87,022	$77,330

Pro forma net income per diluted share	$0.38	$0.28	$1.19	$1.06

Weighted - average common shares outstanding diluted	73,156	72,856	73,147	72,745

(a)	To eliminate direct ABRAXANE expenses that were not incurred on behalf of the core generic business.
(b)	To eliminate the ABRAXANE milestone payment.
(c)	To add-back the non-cash non-recurring charge resulting from the early extinguishment of the company’s credit facility.
(d)	To reverse the tax benefit related to ABRAXANE expenses, the milestone payment and the early extinguishment of the company’s credit facility at the company’s effective tax rate.
(e)	To eliminate the non-recurring investment tax credit